Registration No. 333-264388

Filed Pursuant to Rule 433

Dated November 7, 2022

Are you a professional investor that trades Leveraged and Inverse Exchange Traded Products? REX Shares MicroSector line-up of leveraged and inverse exchange traded products provide targeted exposure to the names you know, in the sectors you follow. If you would like to learn more, you can schedule a meeting with a member of our team via the button below. Schedule a Meeting THE MICROSECTORS LINEUP MORE ABOUT MICROSECTORS MicroSectors provides concentrated exposure to investable market segments that heavily influence many investor portfolios such as Big Tech, Big Banks, Big Oil, Gold Miners, Energy & Production, and Travel. Daily resetting Leveraged & Inverse products magnify the daily performance of a benchmark, allowing sophisticated investors to amplify returns or hedge positions across short-term trends. Each MicroSectors leveraged and inverse ETNs outlined in the table above has a specified leverage factor that is reset daily. Each leveraged and inverse leveraged ETN seeks a return on an underlying index for a single day. For more information on the underlying indices and fees related to each ETN, please visit www.MicroSectors.com. Leveraged and inverse leveraged ETNs are not “buy and hold” investments, and should not be expected to provide its respective return of the underlying index’s cumulative return for periods greater than a single trading day. REX Shares, 777 Brickell Ave, Miami, FL 33131 Disclaimer The information contained in this communication from the sender is a public filing intended solely for use by the recipient and others authorized to receive it. If you are not the recipient, you are hereby notified that any disclosure, copying, distribution or taking action in relation of the contents of this information is strictly prohibited and may be unlawful. Bank of Montreal, the issuer of the exchange traded notes, has filed a registration statement (including a pricing supplement, prospectus supplement and prospectus) with the SEC about the offerings to which this website relates. Please read those documents and the other documents relating to these offerings that Bank of Montreal has filed with the SEC for more complete information about Bank of Montreal and these offerings. These documents may be obtained without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Bank of Montreal, any agent or any dealer participating in these offerings will arrange to send the pricing supplement, the prospectus supplement and the prospectus if so requested by calling toll-free at 1-877-369-5412.